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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

               EMPLOYMENT AGREEMENT (the "Agreement") made as of the 13th day of September 2002, by and between Legato Systems, Inc., a Delaware corporation (the "Corporation"), and David B. Wright ("Executive").

               WHEREAS, the Corporation desires to continue to employ the Executive, and the Executive desires to continue his employment with the Corporation, upon the terms and conditions set forth in this Agreement.

               WHEREAS, the Executive acknowledges that he has had an opportunity to consider this agreement and consult with an independent advisor(s) of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

               NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree to as follows:

                             PART ONE - DEFINITIONS

               For purposes of this Agreement, the following definitions shall be in effect:

               Board means the Corporation's Board of Directors.

               Change in Control means a change in the ownership or control of the Corporation effected through any of the following transactions:

               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person persons different from the persons holding those securities or immediately prior to such transaction;

               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation;

               (iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation's stockholders; or

               (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

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               Change in Control Severance Payments means the various payments and benefits to which the Executive may become entitled under Paragraph 16 of Part Four of this Agreement upon his Involuntary Termination in connection with a Change in Control.

               Code means the Internal Revenue Code of 1986, as amended.

               Common Stock means the Corporation's common stock.

               Employment Period means the duration of the Executive's employment with the Corporation pursuant to the terms of this Agreement.

               Employment Year means each full consecutive twelve (12)-month period that the Executive is employed by the Corporation after the date of this Agreement.

               Fair Market Value means, with respect to the shares of Common Stock subject to any of the Executive's Options, the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price reported for the Common Stock on the date in question, then the Fair Market Value will be the closing selling price on the last preceding date for which such published report exists.

               Incapacity means the inability of the Executive, by reason of any injury or illness, to properly perform his normal duties under this Agreement for a period of more than one hundred eighty (180) days.

               Independent Auditors means the accounting firm serving as the Corporation's independent certified public accountants immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent certified public accountants for the corporation or other entity effecting the Change in Control transaction with the Corporation, then the Independent Auditors shall mean a nationally-recognized public accounting firm mutually acceptable to both the Corporation and the Executive.

               Involuntary Termination means (i) the Corporation's termination of the Executive's employment for any reason other than a Termination for Cause, or (ii) the Executive's voluntary resignation within one hundred eighty (180) days following (A) a material reduction in the scope of his duties and responsibilities or the level of management to which he reports, (B) a reduction in the aggregate dollar amount of his base salary and Target Bonus by more than fifteen percent (15%), (C) a relocation of his principal place of employment by more than fifty (50) miles, or (D) a material breach by the Corporation of any of its obligations under this Agreement and the failure of the Corporation to cure such breach within sixty (60) days after receipt of written notice from the Executive in which the actions or omissions constituting such material breach are specified.

               An Involuntary Termination shall not include the termination of Executive's employment by reason of death or Incapacity.

               Option means any option granted to the Executive under the Plan or otherwise to purchase shares of Common Stock which is outstanding at the time of (i) a Change in Control or (ii) his Involuntary Termination, whether or not in connection with a Change in Control. In the event of a Change in Control, the Options will be divided into two (2) separate categories as follows:

               Acquisition-Accelerated Options: any outstanding Option (or installment thereof) which immediately accelerates upon a Change in Control pursuant to the acceleration provisions of the agreement evidencing that Option or the special acceleration provisions of this Agreement.

               Severance-Accelerated Options: any outstanding Option (or installment thereof) which, pursuant to the terms of this Agreement, accelerates upon the Executive's Involuntary Termination following a Change in Control.

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               Option Parachute Payment means, with respect to any
Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of the Executive's obligation to remain in the Corporation's employ or service as a condition to the vesting of the accelerated installment.

               Other Parachute Payment means any payment or benefit in the nature of compensation (other than (i) the Special Change in Control Payment, (ii) the Change in Control Severance Payments to which the Executive may become entitled under Part Four of this Agreement and (iii) his Acquisition-Accelerated Options) which is made to the Executive in connection with the Change in Control and which is deemed to constitute a parachute payment under Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

               Parachute Payment means (i) the Special Change in Control Payment and any Change in Control Severance Payment provided the Executive under Part Four of this Agreement, to the extent any such payment or payments are deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder, and (ii) any Option Parachute Payment attributable to his Acquisition-Accelerated Options.

               Plan means (i) the Corporation's 1995 Stock Option/Stock Issuance Plan, as amended or restated from time to time, and (ii) any successor stock incentive plan subsequently implemented by the Corporation.

               Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which the Executive becomes entitled in connection with the Change in Control or his subsequent Involuntary Termination, including (without limitation) the Option Parachute Payment attributable to the Executive's Acquisition-Accelerated and Severance-Accelerated Options and the Parachute Payment attributable to the additional benefits to which the Executive becomes entitled under Part Four of this Agreement. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

               Special Change in Control Payment means the lump sum payment to which the Executive shall, in accordance with Paragraph 14(a), become entitled upon the occurrence of a Change in Control during the Employment Period, provided he delivers the requisite general release required of him under such Paragraph.

               Target Bonus means the annual incentive bonus to which the Executive may become entitled for one or more fiscal years upon the Corporation's attainment of the financial milestones designated for the applicable year and the Executive's attainment of any personal objectives specified for him for that year.

               Termination for Cause means the termination of the Executive's employment due to (i) the commission of any act of fraud, embezzlement or dishonesty by the Executive, (ii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Corporation (or any parent or subsidiary), (iii) any other intentional misconduct by the Executive adversely affecting the business or affairs of the Corporation in a material manner, or (iv) the Executive's breach of this Agreement. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Corporation (or any parent or subsidiary).

               The Corporation may not terminate the Executive under clause (iv) above, unless it has given the Executive notice in writing of its intention to terminate his employment for Cause pursuant to such provisions and thirty (30) days to correct any condition giving rise to

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Cause for termination. In the event that the Executive fails satisfactorily to correct such conditions of which he is notified, which determination shall be made by the Board, his employment shall be terminated.

                 PART TWO -- TERMS AND CONDITIONS OF EMPLOYMENT

               1.     Duties and Responsibilities.

               A. The Executive shall continue to serve as the Chief Executive Officer of the Corporation and shall in such capacity report directly to the Board. As Chief Executive Officer, the Executive's job duties shall include, without limitation (and the Corporation reserves the right to change), the following: Overseeing all corporate functions and directing the organization to ensure the attainment of revenue and profit goals and maximum return on invested capital, formulating current and long-range plans and objectives, and representing the organization in relations with its customers and the business and non-business communities. The Executive shall devote his full business time and attention to the business and affairs of the Corporation during the Employment Period. The Executive shall not engage in any other business, job or consulting activity during the Employment Period without the written permission of the Corporation.

               B. The Executive hereby agrees to remain in his capacity as Chief Executive Officer during the Employment Period specified in Paragraph 2 and to perform in good faith and to the best of his ability all services which may be required of the Executive hereunder and to be available to render services at all reasonable times and places in accordance with such reasonable directions and requests made by the Corporation acting by majority vote of the Board.

               C. The Executive shall be based at the Corporation's principal offices in the Silicon Valley/Bay Area, California, but the Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

               2. Employment Period. The Employment Period shall begin with the initial Employment Year commencing as of the date of this Agreement and shall continue for an additional two (2) Employment Years thereafter. After the expiration of each Employment Year for which this Agreement remains in effect, the Employment Period shall automatically be extended for an additional one
(1)-year period upon the same terms and conditions as are set forth herein, unless either party gives written notice to the other at least thirty (30) days prior to the end of the then current Employment Year that the Employment Period shall not be extended beyond the remaining term of the Employment Period.

               3.     Cash Compensation.

               A. Executive shall be paid a base salary at the annual rate of Six Hundred Fifty Thousand Dollars ($650,000.00). Such rate shall be subject to annual review by the Board and may be increased or decreased at the Board's discretion. Base salary shall be paid at periodic intervals in accordance with the Corporation's payroll practices for salaried employees.

               B. For each fiscal year of the Corporation during the Employment Period, including the fiscal year which commenced January 1, 2002, the Executive shall be entitled to a Target Bonus of up to one hundred percent (100%) of his annual base salary for that fiscal year. The amount of the bonus shall be based on the individual performance of the Executive, as well as the Corporation's attainment of certain financial objectives. The Board will establish the Executive's individual performance objectives, as well as financial objectives of the Corporation, no later than March 31 of the fiscal year in which the bonus is to be awarded. The bonus earned for each fiscal year shall become payable within ninety (90) days after the close of that year.

               C. The Corporation shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Corporation under applicable statutes, regulations,

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ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

               4.     Equity Compensation

               A. The Executive has received a series of Options over his period of employment to date with the Corporation. Each of those Options shall vest and become exercisable for the shares of Common Stock subject to that Option in installments over the Executive's period of service with the Corporation. The Options granted to date may be summarized as follows:

               Grant Date             Number of Option Shares     Exercise Price
               ----------             -----------------------     --------------

               11/10/00               250,000                     $9.75

               11/10/00               1,308,976                   $9.75

               11/10/00               41,024                      $9.75

               01/02/01               650,000                     $9.75

               09/21/01               21,008                      $4.76

               09/21/01               578,992                     $4.76

               B. The Executive shall be eligible to receive one or more additional Option grants during the Employment Period, as the Board or the Compensation Committee of the Board may deem appropriate in order to provide him with sufficient equity incentives for his position.

               C. The shares of Common Stock subject to the Options summarized in Paragraph 4.A above, together with each additional Option which the Executive may subsequently receive over the remainder of the Employment Period, shall be subject to (i) the vesting acceleration provisions of Paragraph 13(d) of Part Three should there occur an Involuntary Termination of the Executive's employment in the absence of a Change in Control, and (ii) the applicable vesting acceleration provisions of Paragraph 14(b) or 16(d) of Part Four in the event there should occur a Change in Control.

               5. Expense Reimbursement. In addition to the compensation specified in Paragraph 3, the Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Corporation for all business expenses incurred by the Executive in the performance of his duties hereunder, provided the Executive furnishes the Corporation with vouchers, receipts and other details of such expenses in the form required by the Corporation sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

               6. Fringe Benefits. The Executive shall, throughout the Employment Period, be eligible to participate in fringe benefit plans, described in the Employee Benefit Handbook for employee's at the Executive's level, as may be modified from time to time.

               7. Indemnification. Throughout the Employment Period, the Corporation shall indemnify and hold the Executive harmless from and against all loss, cost and expense arising from or relating to (i) his service as officer or employee of the Corporation or a member of the Board, or (ii) his service at the Corporation's request as an officer, employee, agent or board member of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise, other than losses attributable to the Executive's intentional misconduct. The Corporation shall maintain in full force and effect a Directors and Officers Liability Insurance Policy issued by an established and nationally-recognized insurer which shall provide coverage in reasonable amounts for the Executive. In addition, the Corporation shall pay and advance all expenses, including (without limitation) attorneys' fees,

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disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations and judicial or administrative proceedings and appeals, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, whether formal or informal and whether civil, criminal, administrative or investigative in nature, or amounts paid by the Executive or on the Executive's behalf in settlement of any such claim, action, suit or proceeding, to the extent such claim, action, suit or proceeding arises from or relates to the Executive's service as officer or employee of the Corporation or as a member of the Board or his service at the Corporation's request as an officer, employee, agent or board member of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise.

               8. Death or Incapacity. Upon the Executive's death or Incapacity during the Employment Period, the employment relationship created pursuant to this Agreement and the Employment Period shall immediately terminate, and the Corporation shall provide to the Executive or his estate, contingent on the Executive or the Executive's heirs executing a general release in a form prescribed by the Corporation: (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of death or Incapacity, (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive's most recent level of base salary, (iii) any bonus compensation which becomes due and payable for the fiscal year in which the Executive's death or Incapacity occurs, pro-rated in amount on the basis of the portion of that year completed prior to the Executive's death or Incapacity; (iv) a lump sum cash payment equal to one and one half (1.5) times the annual rate of base salary in effect for the Executive under Paragraph 3 at the time of his death or Incapacity; and (v) in the case of Incapacity, but not death, continued health care coverage under the Corporation's medical plan for the Executive and his eligible dependents, without charge, upon his election to receive such continued health care coverage under Code Section 4980B ("COBRA"), for a period not to exceed the earlier of (a) the expiration of the eighteen (18)-month period following the termination of the Executive's employment or (b) the first date on which the Executive and his eligible dependents are covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at the Executive's sole cost and expense. All vesting of the Executive's outstanding Options shall cease at the time of his termination of employment by reason of death or Incapacity, and the Executive shall not have more than the period of time specified in the applicable stock option agreement for each Option in which to exercise that Option following such termination of employment for the shares of Common Stock which are vested and exercisable at the time of such termination.

               9.     Restrictive Covenants.

               A. During the Employment Period, the Executive shall not, without prior written consent from the Board, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business that is competitive with the business that is conducted by the Corporation or is in the same general field or industry as the Corporation, except as the holder of not more than 1% of the outstanding stock of a publicly held company. In the event that the Executive engages in any conduct described in this Paragraph 9, while receiving severance payments from the Corporation under Part Three or Four of this Agreement, the Corporation may withhold such payment from the Executive, until the Executive ceases to engage in such activity described in this paragraph.

               B.     In addition, the Executive shall not during the Employment
Period:

                      (i) contact, solicit or call upon any customer or supplier of the Corporation on behalf of any person or entity other than the Corporation for the purpose of selling, providing or performing any services of the type normally provided or performed by the Corporation; or

                      (ii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity had with the Corporation.

               10.    Proprietary Information.

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               A.    The Executive hereby acknowledges that the Corporation may, from time to time during the Employment Period, disclose to the Executive confidential information pertaining to the Corporation's business and affairs, technology, research and development projects and customer base, including (without limitation) financial information concerning customers and prospective business opportunities. All information and data, whether or not in writing, of a private or confidential nature concerning the business, technology or financial affairs of the Corporation and its clients (collectively, "Proprietary Information") is and shall remain the sole and exclusive property of the Corporation. All tangible manifestations of such Proprietary Information
(whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of the Employment Period, and the Executive shall not retain any copies or excerpts of the returned items.

               B. The Executive shall, throughout the term of the Employment Period, remain subject to the terms and conditions of the Proprietary Information and Inventions Agreement which he previously executed with the Corporation, and nothing in this Agreement shall supersede, modify or affect the Executive's obligations, duties and responsibilities under such Proprietary Information and Inventions Agreement, and that agreement shall accordingly continue in full force and effect.

               11.   Termination of Employment.

               A. The Corporation, acting by majority vote of the Board, may terminate the Executive's employment under this Agreement at any time for any reason, with or without Cause, by providing written notice of such termination to the Executive. If such termination notice is given to the Executive, the Corporation may, if it so desires, immediately relieve the Executive of some or all of his duties.

               B. The Executive may terminate his employment under this Agreement at any time by giving the Corporation written notice of such termination.

               C. The Corporation, acting by majority vote of the Board, may at any time, upon written notice, discharge the Executive from employment with the Corporation hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice.

               D. Upon the termination of the Executive's employment pursuant to this Paragraph 11, the Executive shall be paid (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of such termination, and (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive's most recent level of base salary. In addition, the Executive shall be entitled to the payments and benefits provided under Part Three or Part Four of this Agreement, to the extent he qualifies for those payments and benefits in accordance with the applicable provisions.

               E. If the Executive's employment is terminated by reason of a Termination for Cause or should the Executive voluntarily resign (other than for a reason which qualifies as grounds for an Involuntary Termination), then no severance benefits shall be payable to the Executive under Part Three or Part Four of this Agreement. In addition, all vesting of the Executive's outstanding Options shall cease at the time of such termination or resignation, and the Executive shall not have more than the period of time specified in the applicable stock option agreement for each Option in which to exercise that Option following such termination of employment for the shares of Common Stock which are vested and exercisable at the time of his termination or resignation. The Executive shall not be entitled to the Special Change in Control Payment in the event his employment with the Corporation should cease for any reason prior to the Change in Control that would otherwise trigger that payment.

                         PART THREE - SEVERANCE BENEFITS

               12. Entitlement. Should the Executive's employment with the Corporation terminate by reason of an Involuntary Termination in the absence of a Change in Control or by reason of an Involuntary Termination more than eighteen (18) months after a Change in Control, then the Executive shall become entitled to receive the severance

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benefits provided under this Part Three. Those benefits shall be in lieu of any other severance benefits to which the Executive might otherwise be entitled by reason of his termination of employment under such circumstances.

               Notwithstanding the foregoing, the Executive's entitlement to any severance benefits under this Part Three shall be subject to his compliance with the following requirement:

               - The Executive shall, at the time of such Involuntary Termination, execute and deliver to the Corporation a general release which becomes effective in accordance with applicable law and pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment (other than his rights and entitlement to the payments and benefits provided under this Part Three).

               13. Severance Benefits. The severance benefits payable to the Executive under this Part Three shall consist of the following:

                     (a) Lump Sum Payment. The Executive shall be entitled to a lump sum cash payment equal to two (2) times the sum of (i) the annual rate of base salary in effect for him under Paragraph 3 at the time of his Involuntary Termination, and (ii) the Target Bonus in effect for him for the fiscal year of the Corporation in which such Involuntary Termination occurs. Such lump sum payment shall be made within three (3) business days following the date the general release required of the Executive pursuant to Paragraph 12 becomes effective and shall be subject to all applicable withholding requirements as set forth in Paragraph 3.C.

                     (b) Health Care Coverage. Continued health care coverage under the Corporation's medical plan shall be provided, without charge, to the Executive and his eligible dependents upon his election to receive such continued health care coverage under Code Section 4980B ("COBRA"). Such Corporation-paid coverage shall continue until the earlier of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs or (ii) the first date on which the Executive and his eligible dependents are covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at the Executive's sole cost and expense. However, should the Executive not be covered under another employer's health plan at the time the initial eighteen (18)-month period of Corporation-paid coverage expires, then the Corporation shall, for up to an additional six (6)-month period thereafter, reimburse the Executive for any premiums paid during such period on his continuing COBRA coverage (if any) or the individual health care coverage policy issued to him in conversion of his COBRA coverage.

                     (c) Partial Option Acceleration. The vesting schedule in effect for each outstanding Option held by the Executive at the time of his Involuntary Termination will be accelerated by an additional thirty (30) months so that each Option shall immediately vest and become exercisable for the additional number of shares for which that Option would have otherwise been vested and exercisable under the normal vesting schedule for such Option had the Executive actually completed an additional thirty (30) months of employment with the Corporation prior to the date of his Involuntary Termination.

                            Such partial acceleration of the outstanding Options
may result in the loss of favorable tax treatment under Code Section 422 for more or more of the Options which might have otherwise qualified as incentive stock options under Code Section 422.

                     (d) Extension of Exercise Period. For each outstanding Option (i) which is granted the Executive on or after September 13, 2002 or (ii) which is outstanding on that date and is not otherwise listed as an excluded Option on attached Schedule I, the Executive shall have until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of his Involuntary Termination, or (ii) the expiration date of the option term in which to exercise that Option. To the extent the exercise period of any existing Option which is an

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incentive stock option under the federal income tax laws is so extended, that
Option shall be deemed to be regranted on the date of this Agreement and may accordingly fail to retain such incentive stock option status by reason of the One Hundred Thousand Dollar ($100,000) limit on the initial exercisability of incentive stock options per calendar year or because the exercise price of that Option is below the Fair Market Value of the Common Stock on September 13, 2002. Accordingly, if the Option does lose such incentive stock option status, the Executive shall recognize immediate taxable income upon the subsequent exercise of that Option in an amount equal to the Fair Market Value of the purchased shares less the exercise price paid for those shares, and the Executive will have to satisfy all applicable income and employment withholding taxes at the time of such exercise. To the extent any such Option does retain its incentive stock option status, the Executive shall not be entitled to long-term capital gain treatment upon the subsequent sale of any shares purchased under that Option unless such sale occurs more than two (2) years after the deemed September 13, 2002, regrant date of that Option and more than one (1) year after the date such Option is exercised for those shares.

                     PART FOUR - CHANGE IN CONTROL PAYMENTS

               This Part Four sets forth certain payments and benefits to which the Executive may become entitled in connection with a Change in Control or an Involuntary Termination following such Change in Control.

               14. Change in Control Benefits. Should a Change in Control occur during the Employment Period hereunder, then the Executive shall become entitled to the following special Change in Control benefits:

                     (a) Lump Sum Payment. The Executive shall be entitled to a lump sum cash payment equal to two (2) times the sum of (I) the annual rate of base salary in effect for him under Paragraph 3 at the time of the Change in Control and (ii) the Target Bonus in effect for him for the fiscal year of the Corporation in which such Change in Control occurs. Such lump sum payment (the "Special Change in Control Payment") shall be made within ten (10) business days following the effective date of such Change in Control, provided Executive shall have delivered to the Corporation an effective release in substantially the same as that which will also required of the Executive pursuant to Paragraph 15 upon his Involuntary Termination and covering all claims through the date of such payment. The Special Change in Control Payment shall be subject to all applicable withholding requirements as set forth in Paragraph 3.C.

                     (b) Option Acceleration. Each Option, to the extent outstanding at the time of the Change in Control but not otherwise vested and exercisable for all the shares of Common Stock subject to that Option will, immediately prior to the effective date of that Change in Control, vest and become exercisable for all of the shares of Common Stock at the time subject to the Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

                     (c) Target Bonus Pro-Ration. For each full or partial month of employment which the Executive completes with the Corporation in the fiscal year in which the Change of Control occurs, the Executive shall also be entitled to receive a lump sum cash payment equal to one-twelfth (1/12th) of the annual Target Bonus in effect for him for that year. Such lump sum payment shall be made within three (3) business days following the date of the Change of Control and shall be subject to all applicable withholding requirements as set forth in Paragraph 3.C.

               15. Entitlement to Change in Control Severance Payments. Should the Executive's employment pursuant to this Agreement terminate by reason of an Involuntary Termination within eighteen (18) months after such Change in Control, then the Executive shall become entitled to receive the Change in Control Severance Payments set forth in Paragraph 16, subject to his compliance with the following requirement: The Executive shall, at the time of such Involuntary Termination, execute and deliver to the Corporation a general release which shall become effective under applicable law and pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment (other than his rights pertaining to the Change in Control Severance Payments provided under this Part Four).

               - The Executive shall, at the time of such Involuntary Termination, execute and deliver to the Corporation a general release which shall become effective under applicable law and pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment (other than his rights pertaining to the Change in Control Severance Payments provided under this Part Three).

               The Change in Control Severance Payments provided under this Part Four shall be in lieu of any other severance benefits to which the Executive might otherwise, by reason of the termination of his employment in connection with a Change in Control, be entitled under any other severance plan, program or arrangement of the Corporation.

               16. Nature of Change in Control Severance Payments. The Change in Control Severance Payments to which the Executive shall receive under this Part Four shall consist of the following payments and benefits:

                     (a) Health Care Coverage. Continued health care coverage under the Corporation's medical plan shall be provided, without charge, to the Executive and his eligible dependents upon his election to receive such continued health care coverage under Code Section 4980B ("COBRA"). Such Corporation-paid coverage shall continue until the earlier of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs or (ii) the first date on which the Executive and his eligible dependents are covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at the Executive's sole cost and expense. However, should the Executive not be covered under another employer's health plan at the time the initial eighteen (18)-month period of Corporation-paid coverage expires, then the Corporation shall, for up to an additional six (6)-month period thereafter, reimburse the Executive for any premiums paid during such period on his continuing COBRA coverage (if any) or the individual health care coverage policy issued to him in conversion of his COBRA coverage.

                     (b) Option Acceleration. Each Option outstanding at the time of such Involuntary Termination, to the extent not otherwise vested and exercisable for all the shares subject to that Option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares.

                     (c) Extension of Exercise Period. For each outstanding Option (i) which is granted the Executive on or after September 13, 2002, or
(ii) which is outstanding on that date and is not otherwise listed as an excluded Option on attached Schedule I, the Executive shall have until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of his Involuntary Termination, or (ii) the expiration date of the option term in which to exercise that Option. To the extent the exercise period of any existing Option which is an incentive stock option under the federal income tax laws is so extended, that Option shall be deemed to be regranted on the date of this Agreement and may accordingly fail to retain such incentive stock option status by reason of the One Hundred Thousand Dollar ($100,000) limit on the initial exercisability of incentive stock options per calendar year or because the exercise price of that Option is below the Fair Market Value of the Common Stock on September 13, 2002. Accordingly, if the Option does lose such incentive stock option status, the Executive shall recognize immediate taxable income upon the subsequent exercise of that Option in an amount equal to the Fair Market Value of the purchased shares less the exercise price paid for those shares, and the Executive will have to satisfy all applicable income and employment withholding taxes at the time of such exercise. To the extent any such Option does retain its incentive stock option status, the Executive shall not be entitled to long-term capital gain treatment upon the subsequent sale of any shares purchased under that Option unless such sale occurs more than two (2) years after the deemed September 13, 2002, regrant date of that Option and more than one (1) year after the date such Option is exercised for those shares.

                         PART FIVE - SPECIAL TAX PAYMENT

               17. Special Tax Gross-Up. In the event that one or more of the Acquisition-Accelerated Options, the Special Change in Control Payment or any of the Change in Control Severance Payments to which the Executive becomes entitled under Part Four of this Agreement or any Other Parachute Payments are deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute an excess parachute payment under Code Section 280(G), then the Executive shall be entitled to receive from the Corporation an additional payment (the "Gross-Up Payment") in a dollar amount determined pursuant to the following formula, provided and only if the general release required of the Executive pursuant to Paragraph 14(a) or Paragraph 15 (as applicable) has become effective:

                     X  =  Y  /  [1 - (A + B + C)], where

                     X is the total dollar payment  of the Gross-up Payment.

                     Y is the total excise tax, together with all applicable interest and penalties (collectively, the "Excise Tax"), imposed on the Executive pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to (i) one or more of the Change in Control Severance Payments provided the Executive under Part Four of this Agreement, (ii) his Acquisition-Acceleration Options, (iii) his Special Change in Control Payment and (iv) any Other Parachute Payments.

                     A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

                     B is the highest combined marginal federal income and applicable state income tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and

                     C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.

               18. Determination Procedures. All determinations required to be made under this Part Five shall be made by the Independent Auditors in accordance with the following procedures:

                     (a) Within ten (10) business days after each receipt of written notice from the Corporation or the Executive that the Special Change in Control Payment or any Change in Control Severance Payment or Other Parachute Payment has or is to be made or that one or more Options have or will become Acquisition-Accelerated Options, then the Independent Auditors shall provide both the Executive and the Corporation with a written determination of the Parachute Payment attributable to that Special Change in Control Payment, Change in Control Severance Payment or Other Parachute Payment or the Option Parachute Payment attributable to those Acquisition-Accelerated Options, together with detailed supporting calculations with respect to the Gross-Up Payment to which the Executive is entitled by reason of those various Parachute Payments. The Corporation shall pay the resulting Gross-Up Payment to the Executive within three (3) business days after receipt of such determination or (if later) contemporaneously with the Special Change in Control Payment, Change in Control Severance Payment, Other Parachute Payment or Acquisition-Accelerated Options triggering such Gross-Up Payment.

                     (b) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of the Special Change in Control Payment, any Change in Control Severance Payment, Acquisition-Accelerated Option or Other Parachute Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made on the basis of "substantial authority" (within the meaning of Section 6662 of the Code).

                     (c) The Corporation and the Executive shall each provide the Independent Auditors with access to and copies of any books, records and documents in their possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Part Five.

                     (d) All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Corporation, and to the extent those fees or expenses are treated as a Parachute Payment, they shall be taken into account in the calculation of the Gross-Up Payment to which the Executive is entitled under this Part Five.

               19. Additional Claims. The Executive shall provide written notification to the Corporation of any claim made by the Internal Revenue Service which would, if successful, require the payment by the Corporation of an additional Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which such notice is given to the Corporation (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). Prior to the expiration of such thirty (30)-day or shorter period, the Corporation shall ether (i) make the additional Gross-Up Payment to the Executive attributable to the Internal Revenue Service claim, or (ii) provide written notice to the Executive that the Corporation shall contest the claim on the Executive's behalf. In the event, the Corporation provides the Executive with such written notice, the Executive shall:

               (A) provide the Corporation with any information reasonably requested by the Corporation relating to such claim;

               (B) take such action in connection with contesting such claim as the Corporation may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation and reasonably satisfactory to the Executive, with the fees and expenses of such attorney to be the sole responsibility of the Corporation without any tax implications to the Executive in accordance with the same tax indemnity/gross-up arrangement as in effect under subparagraph (D) below;

               (C) cooperate with the Corporation in good faith in order to effectively contest such claim; and

               (D) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all additional Excise Taxes imposed upon the Executive and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon the Executive and any Excise Tax or income or employment tax (including interest and penalties) attributable to the Corporation's payment of that additional Excise Tax on the Executive's behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to the Executive by reason of the foregoing shall be paid to him or on his behalf as they become due and payable. Without limiting the foregoing provisions of this subparagraph (D), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Corporation's sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that should the Corporation direct the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from the Corporation's forgiveness of such advance; provided, further, that the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        PART SIX -- RESTRICTIVE COVENANTS

               20. Non-Solicitation. For a period of two (2) years following the Executive's termination of employment with the Corporation, whether or not in connection with a Change in Control, the Executive shall not encourage or solicit any of the Corporation's employees to leave the Corporation's employ for any reason or interfere in any other manner with employment relationships at the time existing between the Corporation and its employees.

                     PART SEVEN -- MISCELLANEOUS PROVISIONS

               21. Continued Indemnification. The indemnification provisions for Officers and Directors under the Corporation's bylaws and Directors and Officers Liability Insurance shall (to the maximum extent permitted by law) be extended to the Executive during the period following his resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during the Executive's period of employment with the Corporation.

               22. Cessation of Benefits. In the event of a material breach by the Executive of any of his obligations under Paragraph 9, 10 or 20 of this Agreement or his Proprietary Information and Inventions Agreement with the Corporation, he shall cease to be entitled to any further benefits under Part Three or Part Four of this Agreement, including (without limitation) any subsequent right to exercise any outstanding Options or to receive any further salary/target bonus payments or continued health care coverage at the Corporation's expense. In no event shall the Executive be entitled to any benefits under Part Three or Part Four of this Agreement if his employment ceases by reason of a Termination for Cause or if he voluntarily resigns other than for a reason which qualifies as grounds for an Involuntary Termination. In addition, no Special Change in Control Payment shall be made to Executive in the event his employment with the Corporation should cease for any reason prior to the Change in Control which would otherwise trigger that payment.

               23. No Mitigation Duty. The Corporation shall not be entitled to set off any of the following amounts against the payments or benefits to which the Executive may become entitled under Part Three or Part Four of this
Agreement: (i) any amounts which the Executive may subsequently earn through other employment or service following his termination of employment with the Corporation, or (ii) any amounts which the Executive might have potentially earned in other employment or service had he sought such other employment or service.

               24. Death. Should the Executive die before he receives the full amount of payments and benefits to which he may become entitled under Part Three or Part Four of this Agreement, then the balance of such payments shall be made, on the due dates hereunder had the Executive survived, to the executors or administrators of his estate.

               25. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Corporation and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Corporation's assets (whether or not such transaction constitutes a Change in Control), and
(ii) the Executive, the personal representative of his estate and his heirs and legatees.

               26. General Creditor Status. The benefits to which the Executive may become entitled under Part Three or Part Four of this Agreement shall be paid, when due, from the Corporation's general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive's right (or the right of the executors or administrators of the Executive's estate) to receive such benefits shall at all times be that of a general creditor of the Corporation and shall have no priority over the claims of other general creditors.

               27.   Notices.

               A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed give at the time of such personal delivery.

               If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

               To the Corporation:          Legato Systems, Inc.
                                            2350 West El Camino Real
                                            Mountain View, CA 94040
                                            Attention: General Counsel

               To Executive:                David B. Wright
                                            2350 West El Camino Real
                                            Mountain View, CA 94040

               B. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

               28. Governing Documents. This Agreement, together with (i) the stock option agreements evidencing the Executive's currently outstanding Options and any future Option grants, (ii) his existing Proprietary Information and Inventions Agreement, and (iii) any outstanding promissory notes of the Executive payable to or to the order of the Corporation, shall constitute the entire agreement and understanding of the Corporation and the Executive with respect to the terms and conditions of the Executive's employment with the Corporation and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Corporation relating to such subject matter. This Agreement may only be amended by written instrument signed by the Executive and an authorized officer of the Corporation. Any and all prior agreements, understandings or representations relating to the Executive's employment with the Corporation, other than (i) the stock option agreements evidencing the Executive's currently outstanding Options, (ii) his existing Proprietary Information and Inventions Agreement and (iii) his outstanding promissory notes payable to or to the order of the Corporation, are hereby terminated and cancelled in their entirety and are of no further force or effect.

               29. Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

               30. Injunctive Relief. The Executive expressly agrees that the covenants set forth in Paragraphs 9, 10 and 20 of this Agreement are reasonable and necessary to protect the Corporation and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of the Corporation. The Executive also agrees that the Corporation will be irreparably harmed and that damages alone cannot adequately compensate the Corporation if there is a violation of Paragraphs 9, 10 or 20 of this Agreement by the Executive, and that injunctive relief against the Executive is essential for the protection of the Corporation. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Corporation shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief. Furthermore, the Executive agrees that the Corporation shall not be required to post a bond or other collateral security with the court if the Corporation seeks injunctive relief.

               31. Arbitration. Each party agrees that any and all disputes which arise out of or relate to the Executive's employment, the termination of the Executive's employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Corporation expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive's employment with the Corporation or its termination. The only claims not covered by this Agreement to arbitrate disputes are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers' compensation benefits under any of the Corporation's workers' compensation insurance policy or fund; (iii) claims arising from or relating to the non-competition provisions of this Agreement; and (iv) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as, but not limited to, the Proprietary Information and Inventions Agreement. With respect to such disputes, they shall not be subject to arbitration; rather, they will be resolved pursuant to applicable law.

               Arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules"), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

               Arbitration will be conducted in Santa Clara County, California or, if the Executive does not reside within 100 miles of Santa Clara County at the time the dispute arises, then the arbitration may take place in the largest metropolitan area within 50 miles of the Executive's place of residence when the dispute arises.

               During the course of the arbitration, the Executive and the Corporation will each bear equally the arbitrator's fee and any other type of expense or cost of arbitration, unless applicable law requires otherwise, and each shall bear their own respective attorneys' fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by the applicable statute or contract. If there is a dispute as to whether the Executive or the Corporation is the prevailing party in the arbitration, the arbitrator will decide this issue.

               The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator's award may be entered in any court having jurisdiction thereof.

               32. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

               IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

                                      LEGATO SYSTEMS,  INC.

                                      By:  /s/ George I. Purnell
                                         -------------------------------

                                      Title: Vice President, Human Resources &
                                             Chief Learning Officer

                                        /s/ David B. Wright
                                      -----------------------------------
                                      DAVID B. WRIGHT

                                                                      SCHEDULE I

                            LIST OF EXCLUDED OPTIONS

                    The following Options currently held by the Executive shall not be modified pursuant to Paragraph 13(d) or Paragraph 16(e) of the Agreement to provide the extended twelve (12)-month exercise period following the date of his Involuntary Termination. Accordingly, for each of the Options listed below, the Executive shall continue to have only until the earlier of (i) the expiration of the option term or (ii) the end of the period specified in the applicable stock option agreement for which that Option is to remain exercisable following the date of his termination of employment with the Corporation, including an Involuntary Termination, in which to exercise such Option.

          Grant Date          Number of Option Shares         Exercise Price
          ----------          -----------------------         --------------